Exhibit 10.2

EXECUTION COPY

June 3, 2009

David M. Malcolm

At the address last on the records of Cowen

Dear Greg:

As you know, Cowen Group, Inc. (“Cowen”) has entered into a Transaction Agreement and Agreement and Plan of Merger (the “Transaction Agreement”) with LexingtonPark Parent Corp. (the “Company”), Lexington Merger Corp., Park Exchange LLC (the “Exchange Sub”), and Ramius LLC (“Ramius”), pursuant to which, among other things, Cowen will become a wholly owned subsidiary of the Company and Exchange Sub will acquire substantially all of the assets and assume all of the liabilities of Ramius (collectively, the “Transaction”). The Company and Cowen desire to have your continued dedication and service pending and following the Transaction. Accordingly, we are pleased to offer you continued employment with the Company and its subsidiaries, and we look forward to continuing our mutually rewarding and beneficial relationship. This letter agreement (the “Agreement”) will outline the terms of your continued employment. This Agreement will become effective upon the Effective Time (as defined in the Transaction Agreement) (the “Effective Date”) and, as more fully set forth below, shall, as of the Effective Date, supersede any and all prior employment agreements and letters concerning your employment with Cowen and its subsidiaries, including, without limitation the Employment Agreement by and between Cowen and Company, LLC and you, dated as of March 4, 2008 (the “Previous Employment Agreement”).

1.                                            Term. This Agreement provides the details of the terms of your employment from and following the Effective Date until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified.

2.                                            Position. You shall be employed as the Chief Executive Officer and President of the Company’s Broker-Dealer Subsidiary (the “BD Subsidiary”) and shall report directly to the Chief Executive Officer of the Company. You shall also be appointed, on the Effective Date, to serve as a member of the Board of Directors of the Company and as a member of the Company’s Executive Management Committee and the Company’s Operating Committee. You shall have the duties, responsibilities and authority commensurate with your title and position and such other duties and responsibilities as may be reasonably assigned to you by the Chief Executive Officer of the Company, including (a) the responsibility of making non-binding recommendations to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to assist such committee in making compensation decisions relating to senior management of the BD Subsidiary and (b) the responsibility, in consultation with the Chief Executive Officer of the Company, for determining the compensation of the employees of the BD Subsidiary whose compensation is not determined by the Compensation

Committee. You shall continue to be subject to, and must comply with, all policies and procedures applicable to employees of the BD Subsidiary, as now existing or as may be modified or supplemented from time to time by the BD Subsidiary.

3.                                       Compensation and Benefits.

(a)                                       Base Salary.  You will be paid a base salary at the rate of not less than Four Hundred Fifty Thousand Dollars ($450,000) per annum (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices but no less frequently than monthly. The term Base Salary as utilized in this Agreement shall refer to Base Salary as in effect from time to time, including any increases. Except as otherwise provided in this Agreement, any obligation to pay your Base Salary will cease upon the termination of your employment.

(b)                                      Annual Bonus.  For each calendar year during which you are employed by the Company (excluding any period in which you are employed as a Senior Advisor, as defined below), you shall be entitled to earn an annual performance-based bonus pursuant to a Company bonus plan as determined by the Compensation Committee. The total annual bonus that may be earned by you for any calendar year is referred to herein as the “Annual Bonus.” Your Annual Bonus shall be determined by the Compensation Committee consistently with and on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other similarly situated executives of the Company, provided that you shall be entitled to a minimum Annual Bonus equal to Two Hundred Thousand Dollars ($200,000) for each completed calendar year ending during the Term (excluding any Notice Period, as defined below, upon a voluntary termination without Good Reason, as defined below). Your Annual Bonuses may, at the discretion of the Compensation Committee, and consistent with similarly situated executives of the Company, include a certain percentage of restricted securities, other stock or security-based awards or deferred cash or other deferred compensation.

(c)                                       Benefits.  During the Term, you will be entitled to employee benefits, fringe benefits and perquisites consistent with, and on the same basis as, similarly situated executives of the Company, subject to the terms of the Transaction Agreement, including, without limitation, the provisions contained in Section 7.6 thereof.

(d)                                      Expense Reimbursement.  During the Term, the Company shall reimburse you for all reasonable expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to similarly situated executives of the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)                                       Vacation.  During the Term, you shall be eligible for paid-time off in accordance with the BD Subsidiary’s vacation policy.

(f)                                              Effective Date Payment.  You will become vested on the Effective Date in the right to be paid One Million Five Hundred Thousand Dollars ($1,500,000) (the “Effective Date Payment”). The Effective Date Payment will be paid to you in a single lump sum in cash on the Effective Date.

(g)                                           CHRP Interest.  On March 14, 2008, you were admitted as a member of Cowen Healthcare Royalty GP, LLC (“GP LLC”), such that your interest in GP LLC equals six and one-quarter percent (6.25%) as of such date. Your interest in GP LLC relates only to the initial Cowen Healthcare Royalty Partners fund (the “Healthcare Fund”). Such membership interest in GP LLC is referred to herein as the “CHRP Interest.” At the time you were admitted as a member of GP LLC, you purchased your interest in GP LLC from Cowen Capital Partners II, LLC (“CCP II”) at a price equal to the aggregate amount paid by CCP II as of that date relating to the interest so purchased. You are obligated to make all future payments and contributions relating to capital calls by the Healthcare Fund and are entitled to receive all future distributions. The CHRP Interest vested with regard to fifty percent (50%) on January 1, 2009 and, except as otherwise provided in paragraph 5 hereof, the remaining fifty percent (50%) shall vest on January 1, 2010.

4.                                       Restricted Stock Award.

(a)                                       Award.  The Company will grant you, effective as of the Effective Date, 288,832 restricted shares of Company common stock (“Common Stock”) (the “Restricted Stock Award”) on the terms and conditions set forth in this paragraph 4; provided, however, if as of the Effective Date, the Company’s shareholders have not approved an amendment or a successor plan to the Cowen Group, Inc. 2007 Equity and Incentive Plan and the Cowen Group, Inc. 2006 Equity and Incentive Plan (together, the “Cowen Plan”) and there are not sufficient shares under the Cowen Plan to grant you the entire amount of shares of Common Stock subject to the Restricted Stock Award, you will be granted a “Pro-Rata Restricted Stock Award” on the Effective Date. For purposes of this Agreement, a “Pro-Rata Restricted Stock Award” means that number of restricted shares of Common Stock equal to the product of (i) (x) the total number of shares of Common Stock subject to your Restricted Stock Award, divided by (y) the total number of shares of Common Stock subject to similar restricted stock awards or restricted stock unit awards to be granted on the Effective Date and (ii) the total number of shares of Common Stock available for grant under the Cowen Plan on the Effective Date.

(b)                                      Failure to Grant the Entire Restricted Stock Award on the Effective Date.  In the event that the Company has not granted you the entire Restricted Stock Award on the Effective Date, the Company shall, by July 1, 2010, grant you any theretofore ungranted portion of the Restricted Stock Award; provided, however, if there are insufficient shares to grant you such ungranted portion of the Restricted Stock Award, the Company shall instead, in no event later than July 1, 2010, grant you the right to receive an amount in cash equal to Two Million Five Hundred Thousand Dollars ($2,500,000), less the Effective Date value of the Pro-Rata

Restricted Stock Award and any other portion of the Restricted Stock Award, if any, previously granted to you (such cash award, the “Cash Makeup Award”).

(c)                                       Vesting.  The Restricted Stock Award (or the Cash Makeup Award, as applicable) shall vest and become free of restrictions in two equal installments on each of the second and third anniversaries of the Effective Date, provided that you are employed by the Company or a subsidiary thereof and have not yet given notice to terminate your employment without Good Reason (as set forth in paragraph 6 below) as of such date. Notwithstanding the foregoing, any theretofore unvested portion of the Restricted Stock Award (or the Cash Makeup Award, as applicable) shall immediately vest in full and become free of restriction (and, in the case of the Cash Makeup Award, be paid in cash within thirty (30) days of the date of termination), in the event that, (i) your employment is terminated (x) by the Company other than for Cause (as defined below), (y) due to your death or Disability (as defined below) or (z) by you for Good Reason (as defined below) or (ii) a Change in Control of the Company (as defined in the Cowen Group, Inc. 2007 Equity and Incentive Plan, as may be revised to reflect the structure of the Company following the Transaction) occurs after the Effective Date (each of the events in clauses (i) and (ii), an “Accelerated Vesting Event”). In the event that an Accelerated Vesting Event occurs prior to the Company having granted you any portion of the Restricted Stock Award or the Cash Makeup Award, as applicable, you shall vest in full in, and be paid in cash within thirty (30) days of the date of termination (or, in the event of a Change in Control, on the date of such Change in Control), an amount in cash equal to the theretofore ungranted portion of the Restricted Stock Award.

(d)                                      Registration.  As of the Effective Date, the Company shall, at its expense, reserve for issuance a number of shares of Common Stock at least equal to the number of shares of Common Stock that will be subject to the Restricted Stock Award and shall, as soon as reasonably possible after the Effective Date, file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Common Stock subject to the Restricted Stock Award. The Company shall thereafter maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as you hold the Restricted Stock Award (or any portion thereof) or any of the shares of Common Stock that were previously subject to the Restricted Stock Award, or until such earlier date as such Restricted Stock Award and shares of Common Stock, as applicable, may otherwise be freely sold under applicable law.

(e)                                       Other Terms of Restricted Stock Award; Form of Agreement.  The terms of your Restricted Stock Award will be evidenced in an award agreement by and between you and the Company, which will be substantially in the same form as (and shall in no event contain terms less favorable to you than those contained in) the “Form of 2007 Equity Award Agreement for Executive Officers” filed as Exhibit 10.25 to the Cowen Group, Inc. Form 10-K for the year ended December 31, 2008, provided that such award agreement will be modified to incorporate the terms of this Agreement (including, without limitation, the defined terms contained herein and the restrictive covenants set forth herein) which shall, in any event, control.

5.                                       Termination of Employment.

(a)                                  By the Company Other than for Death, Disability or for Cause; By You for Good Reason.  If your employment is terminated (i) by the Company for any reason other than due to (x) your death or Disability (as defined below) or (y) for Cause (as defined below) or (ii) by you upon resignation for Good Reason (as defined below), you shall be entitled to receive (A) that portion of your Base Salary earned, but unpaid as of the date of termination, paid within thirty (30) days of the date of your termination, (B) any Annual Bonus earned by you for a prior completed calendar year to the extent not theretofore paid and not theretofore deferred (with any such deferred amounts to be paid in accordance with and at the times set forth in the applicable deferral arrangement) paid at the same time as all other Company annual bonuses are paid for the year in which your employment terminates, but in no event later than March 15 of the calendar year following the year in which your employment terminates (the amounts described in clauses (A) and (B), and the times at which such amounts are paid, shall be hereinafter referred to as the “Accrued Obligations”); (C) your rights and interests in the CHRP Interest shall immediately vest, (D) you shall be entitled to receive a lump sum cash payment (the “Separation Payment”) equal to the sum of (x) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), (y) your Base Salary as of the end of the calendar year immediately preceding the calendar year in which such termination occurs, and (z) the cash portion of your Annual Bonus in respect of the calendar year immediately preceding the calendar year in which such termination occurs, and (E) in addition to any rights you have with respect to the Restricted Stock Award under paragraph 4 of this Agreement, (1) any outstanding equity awards shall become fully vested and exercisable and any restrictions thereon shall lapse effective as of your date of termination (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A shall remain effective) and (2) any stock options outstanding as of your date of termination shall remain exercisable for the remainder of the respective terms of such stock options (taking into account any provisions of the equity incentive plan or option agreements that cause them to expire or be replaced in connection with changes in control or similar events) (clauses (1) and (2) collectively referred to herein as the “Equity Benefits”). In order to receive the Separation Payment, you will also be required to sign a Settlement Agreement and Release of the Company in a form customarily used by the BD Subsidiary, which will include a general release of known and unknown claims, provisions relating to return of Company property and non-disparagement and a requirement to cooperate regarding any future litigation (the “Release”) within fifty-two (52) days of the date of termination of your employment (or such earlier time as may be permissible under the Release taking into account any revocation period). The Separation Payment shall be paid to you within ten (10) days following the expiration of the revocation period applicable to the Release and in no event later than sixty (60) days of the date of termination of your employment, assuming you have signed, returned to the Company and not revoked the Release. You may not both become a “Senior Advisor” (as provided in paragraph 5(b) below) and resign your employment for Good Reason. Accordingly, in the event you become a Senior Advisor, you shall not be entitled to payment under this paragraph 5(a) and you shall be limited to the rights, terms and conditions set forth in paragraph 5(b) (Senior Advisor Status). Conversely, in the event you resign your employment for Good Reason, you shall not be entitled to payments as a Senior Advisor under paragraph 5(b) (Senior Advisor Status) and Appendix A hereto, and shall be limited to the rights, terms and conditions set forth in this paragraph 5(a).

(b)                                           Senior Advisor Status.  When by reason of your retirement in accordance with the applicable policy of the Company (which for the avoidance of doubt permits retirement on or after the attainment of age 55 with five years of service) at any time on or after the date that annual bonuses are paid by the Company in respect of the Company’s 2011 fiscal year, you cease to serve as the Chief Executive Officer and President of the BD Subsidiary (or in whatever position you then serve), provided you are otherwise an employee in good standing at that time, and continuing for a three (3) year period, the Company will employ you as a Senior Advisor pursuant to a Senior Advisor Agreement in the form attached hereto as Appendix A.

(c)                                            Death or Disability.  Your employment shall terminate on your death. If you become “Disabled,” the Company may terminate your employment by giving you thirty (30) days’ written notice of its intention to do so unless you return to full-time performance of your duties within such thirty (30)-day period. “Disabled” and “Disability,” as used herein, shall mean your inability to perform the essential duties and responsibilities of your job with or without reasonable accommodation, for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days or more in a twelve (12)-month period, due to a physical or mental condition. Disputes on the issues of Disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors. Upon termination under this paragraph 5(c), in addition to any rights you have under paragraph 4 of this Agreement, you or your estate shall (i) vest in and be entitled to retain all rights and interests in the CHRP Interest and (ii) be entitled to receive the Equity Benefits. In addition, you or your estate shall be entitled to receive the Accrued Obligations.

(d)                                           Termination for Cause.  The Company may terminate your employment with or without Cause. Upon termination of employment for Cause, you shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the date of termination, payable no later than thirty (30) days after your date of termination. Upon termination of your employment for Cause, you or your estate shall be entitled to retain any amounts distributed to you in connection with your receipt of the CHRP Interest; provided, however, the entirety of your membership interest in GP LLC shall revert back to CCP II at cost, and CCP II shall promptly pay to you the sum of your membership interest payments (i.e., the amount you paid to CCP II for the interest) plus any amounts subsequently paid by you in connection with capital calls, if any, less any distributions previously received by you in respect of such membership interests. For purposes of this Agreement, “Cause” shall mean the occurrence of an event set forth in clauses (i) through (iv) below as determined by the Board of Directors of the Company in good faith:

(i)                                               your conviction of any crime (whether or not related to your duties at the BD Subsidiary), with the exception of minor traffic offenses;

(ii)                                            fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities of your employment;

(iii)                                         your material violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the BD Subsidiary;

(iv)                                        your failure to perform the material duties of your position.

In the case of clauses (ii) through (iv) above, to the extent your alleged breach is reasonably subject to cure, your employment shall not be terminated for Cause unless and until you have been given written notice and shall have failed to correct any such violation, failure or refusal to follow instructions within ten (10) business days of such notice.

(e)                                  Termination By You without Good Reason.  You may terminate your employment with or without “Good Reason”. Subject to the provisions of paragraph 5(b) herein, upon termination of your employment by you without Good Reason, you shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the effective date of termination, payable no later than thirty (30) days after the effective date of termination and to retain all rights and interests in that portion of the CHRP Interest that has vested as of the commencement of the Notice Period (defined below), but you shall not be entitled to any of the payments or benefits set forth on Appendix A hereto. For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     any requirement that your services during the Term be rendered primarily at a location or locations other than the Company’s or the BD Subsidiary’s offices in New York, New York;

(ii)                                       a material diminution by the Company or the BD Subsidiary of your positions, roles and responsibilities as Chief Executive Officer and President of the BD Subsidiary or as otherwise contemplated by Section 2 of this Agreement, including the Company’s failure to appoint (or reappoint) you to serve as a member of the Company’s Board of Directors, Executive Management Committee or Operating Committee; or

(iii)                                    any material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of the conditions giving rise to such “Good Reason” within ninety (90) days following your knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must deliver notice to the Company of your intention to terminate employment, if at all, within ninety (90) days following the Cure Period in order for such termination to constitute a termination for Good Reason.

(f)                                              Further Effect of Termination on Board and Officer Positions.  If your full time employment ends for any reason (including upon your becoming a Senior Advisor), you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any subsidiary, absent a contrary direction from the Board of Directors of the Company (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended). You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any subsidiary, should you fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

(g)                                           No Mitigation; Offset.  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. In the event of your termination of employment, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you, or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination, except to the extent such withholding or offset is not permitted under Section 409A without the imposition of additional taxes or penalties on you.

6.                                       Notice of Termination.  You shall not voluntarily (other than in connection with your becoming a Senior Advisor) terminate your employment relationship with the Company or any of its affiliates without Good Reason without first giving the Company at least one hundred eighty (180) days’ prior written notice of the effective date of your resignation or other termination (the “Notice Period”). Such written notice shall be sent by certified mail to the General Counsel of the Company at the Company’s primary New York address. The Company retains the right to waive the notice requirement in whole or in part or to place you on paid leave for all or part of the Notice Period. In the alternative, at any time after you give notice, the Company may, but shall not be obligated to, provide you with work and (a) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities; (b) assign you other duties; or (c) withdraw any powers vested in, or duties assigned to you. You and the Company shall take all steps necessary (including with regard to any post-termination services by you) to ensure that any termination of your employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of termination of your employment.”

7.                                            Non-Solicitation.  While employed and for a period of one (1) year following your date of termination for any reason whatsoever, you shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of the Company; (c) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (d) directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company with respect to any investment banking or alternative investment products, services, trade secrets or other investment banking or alternative investment product matters in which the Company is active, which includes, but is not limited to, investment banking, hedge fund and private equity investments, sales and trading and/or research. For purposes of paragraphs 7, 8, 9 and 10 of this Agreement, Company shall mean the Company and its controlled affiliates. This provision shall survive the expiration of the Term.

8.                                            Non-Competition.  During the Term (including any applicable Notice Period), you may not, anywhere in the United States or elsewhere in the world, directly or indirectly, be employed by, assist or otherwise be affiliated with any Competitor of the Company. For purposes of this Agreement, “Competitor” of the Company shall mean any public or private investment banking or commercial banking firm, as well as any firm engaging in alternative investment strategies, including hedge fund and private equity fund investments, as well as any of such firms’ subsidiaries or controlled affiliates; provided, that ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

9.                                            Non-Disclosure of Confidential Information.  You shall not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or in the direct performance of your duties, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation. This provision shall survive the expiration of the Term.

10.                                      Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which you prepare, possess or come into contact with while you are an employee of the Company, shall remain the sole property of the Company. You agree that upon the termination of your employment, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your services to the Company. You agree that the Company owns all work product, patents, copyrights and other material produced by you during your employment with the Company. This provision shall survive the expiration of the Term.

11.                                           Injunctive Relief.  In the event of a breach by you of your obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs 7, 8, 9 and/or 10 hereof and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which you reside. This provision shall survive the expiration of the Term.

12.                                           Arbitration.  Any and all disputes arising out of or relating to your employment or the termination of your employment pursuant to this Agreement, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures. The arbitration shall be held in the City of New York. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

13.                                           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, invalidation of such part shall not invalidate the remaining portions thereof.

14.                                           Treatment of Current Equity; Share Lockup.  Notwithstanding anything to the contrary in any of (i) the Previous Employment Agreement, (ii) the Cowen Group, Inc. 2007 Equity and Incentive Plan, (iii) the Cowen Group, Inc. 2006 Equity and Incentive Plan, (iv) the Transaction Agreement, and (v) any other applicable agreement, contract, or arrangement between you and Cowen or any of its subsidiaries, you hereby agree that neither the Transaction nor any related transaction shall result in the accelerated vesting of, or lapsing of restrictions on, any outstanding equity awards held by you as of the Effective Date. You shall be prohibited from selling any portion of the shares of Common Stock held by you as of the Effective Date or received (net of any shares sold or withheld at that time to pay taxes) by you upon the vesting and/or exercise of equity awards granted to you prior to the Effective Date, in either case until the first to occur of (a) the one (1) year anniversary of the Effective Date, (b) your termination of employment by the Company without Cause, due to your death or Disability, or by you for Good Reason, and (c) the occurrence of a Change in Control of the Company occurring after the Effective Date.

15.                                      Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties regarding compensation and your employment and shall, as of the Effective Date, fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter, including, without limitation the Previous Employment Agreement. In the event that either (i) the Transaction is not consummated, (ii) the Transaction Agreement is terminated in accordance with its terms or (iii) your employment with Cowen has terminated prior to the Effective Date, this Agreement shall be null and void ab initio and of no further force and effect. The provisions of this Agreement may not be changed or altered except in writing signed by you and a duly authorized agent of the Company.

16.                                      Choice of Law.  The interpretation and application of the terms herein, and your employment relationship at the Company, shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

17.                                      No Waiver.  Any failure by either party to exercise its rights to terminate this offer or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations, breaches or defaults by the other party. A waiver of any provision of this Agreement shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

18.                                      Assignment.  The rights and obligations of the Company under this Agreement will be transferable, and all of its covenants and agreements will be binding upon and be enforceable by its successors and assigns. You may not assign your rights under this Agreement and the terms and conditions stated herein.

19.                                      Tax Compliance.  The Company or any of its applicable affiliates shall withhold from any amounts payable or provided under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the New Payment Date and thirty (30) days after the date of your death. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any of its applicable affiliates nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (a) in no event shall reimbursements to you under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that you are entitled to receive in any given calendar year shall not affect the in-kind benefits that you are entitled to receive in any other calendar year; (c) your right to such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall your entitlement to such reimbursements or such in-kind benefits apply later than your remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date). This Agreement is intended to comply with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith. In no event shall a tax gross-up payment be paid later than the end of the year following the year that the related taxes, or taxes on the underlying income or imputed income, are remitted to the applicable taxing authority. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, neither the Company nor any of its affiliates makes any representations or warrant and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

20.                                 Survivorship.  Upon the expiration or other termination of this Agreement or your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

Please indicate your acceptance of these terms by signing and returning one copy of this Agreement. The second copy is for your records.

Sincerely,

COWEN GROUP, INC.

		By:	/s/ Christopher A. White
		Name:	Christopher A. White
		Title:	Vice President
ACKNOWLEDGED AND AGREED:

RAMIUS LLC

By: C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
Name:	Peter A. Cohen
Title:	Managing Member

ACKNOWLEDGED AND AGREED:

LEXINGTONPARK PARENT CORP.

By:	/s/ Christopher A. White
Name:	Christopher A. White
Title:	Vice President

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	President

AGREED AND ACCEPTED:

Signed:	/s/ David M. Malcolm
David M. Malcolm

Date:	June 3, 2009

Signature Page to Employment Letter of David M. Malcolm